Exhibit 99.1

POTBELLY CORPORATION

REPORTS RESULTS FOR FIRST FISCAL QUARTER 2014

Chicago, IL May 6, 2014 – Potbelly Corporation (NASDAQ: PBPB) today reported financial results for the first fiscal quarter ended March 30, 2014.

Key highlights for the thirteen weeks ended March 30, 2014 compared to the thirteen weeks ended March 31, 2013 include:

•	Eleven new shops opened, including nine company-operated shops and two franchised shops.

•	Total revenues increased 7.5% to $73.9 million from $68.7 million.

•	Company-operated comparable store sales decreased 2.2%.

•	Adjusted net income attributable to Potbelly Corporation increased 128% to $0.2 million, or $0.01 per diluted share, from adjusted net income of $89 thousand, or $0.00 per diluted share.

•	GAAP net loss attributable to Potbelly Corporation was $0.3 million, compared to net income of $18 thousand during the same fiscal period of 2013.

•	Adjusted EBITDA increased 9.2% to $6.3 million from $5.8 million.

Aylwin Lewis, Chairman and Chief Executive Officer of Potbelly Corporation, commented, “Our performance was satisfactory in the first quarter given the significant weather that negatively impacted our comps roughly 375 basis points. We remain confident in the fundamentals of our business and remain on track to achieve our previously disclosed guidance of low single-digit comps, 25-35% adjusted net income growth and 40-48 total new shop openings for the fiscal year.”

Lewis continued, “We believe 2014 will be an exciting year for Potbelly. We are expanding our geographical footprint by entering the Denver market, introducing our new Flats sandwich platform and continuing to provide convenience to our customers through the launch of our mobile application. We believe these investments in new unit growth, menu innovation and technology, along with a continued focus on operational execution, are additional enablers to set the business up for long-term sustainable growth. We remain confident in our ability to achieve our long-term financial goals of low single-digit comps, at least 25% return on capital investments, at least 20% annual adjusted net income growth, and at least 10% annual new unit growth for the foreseeable future.”

2014 Outlook

For the full fiscal year of 2014, management currently expects annual adjusted net income growth to range between 25% and 35%. This guidance is based, in part, on the following assumptions for fiscal year 2014:

•	40 – 48 total new shop openings, including 35 – 40 company-operated shop openings and 5 – 8 franchise openings;

•	Low single-digit company-operated comparable store sales growth;

•	An effective tax rate that is not expected to exceed approximately 39.5%; and

•	Comparable adjustments to net income as discussed in the “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

Conference Call

A conference call and audio webcast has been scheduled for 5:00 p.m. ET today to discuss these results. Details of the conference call are as follows:

Date:	Tuesday, May 6, 2014
Time:	5:00 p.m. ET
Dial-In #:	855-599-4644 U.S. & Canada
678-304-6836 International
Confirmation code:	29314567

Alternatively, the conference call will be available via webcast at www.potbelly.com on the “Investor Relations” webpage. For those unable to participate, an audio replay will be available from 8:00 p.m. ET on Tuesday, May 6, 2014 through midnight Tuesday, May 20, 2014. To access the replay, please call 855-859-2056 (U.S. & Canada) or 404-537-3406 (International) and enter confirmation code 29314567. A web-based archive of the conference call will also be available at the above website.

About Potbelly

Potbelly Corporation is a fast-growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 300 shops in the United States and the District of Columbia and our franchisees operate over twenty shops domestically and in the Middle East. For more information, please visit our website at www.potbelly.com.

Definitions

The following definitions apply to these terms as used throughout this press release:

•	Revenues – represent net company-operated sandwich shop sales and our franchise operations. Net company-operated shop sales consist of food and beverage sales, net of promotional allowances and employee meals. Franchise royalties and fees consist of royalty income from the franchisee and a one-time shop opening fee.

•	Company-operated comparable store sales growth – represents the change in year-over-year sales for the comparable company-operated store base open for 15 months or longer.

•	Adjusted EBITDA – represents net income (loss) before depreciation and amortization expense, interest expense, provision for income taxes and pre-opening costs, adjusted to eliminate the impact of other items, including certain non-cash as well as certain other items that we do not consider representative of our on-going operating performance.

•	Adjusted net income – represents net income (loss), excluding one-time costs related to the initial public offering (“IPO”) as well as impairment, gain or loss on disposal of property and equipment and store closure expense.

•	Shop-level profit – represents income (loss) from operations less franchise royalties and fees, general and administrative expenses, depreciation expense, pre-opening costs and impairment and loss on disposal of property and equipment.

•	Shop-level profit margin – represents shop-level profit expressed as a percentage of net company-operated sandwich shop sales.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to adjusted EBITDA, adjusted net income, shop-level profit and shop-level profit margin, which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses adjusted EBITDA and adjusted net income to convey supplemental information to investors regarding the Company’s performance excluding the impact of certain non-cash charges, costs associated with our IPO and other special items that affect the comparability of results in past quarters, are expected in future quarters and in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Management uses shop-level profit and shop-level profit margin as key metrics to evaluate the profitability of incremental sales at our shops, to evaluate our shop performance across periods and to evaluate our shop financial performance against our competitors.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission (“SEC”). The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures,” accompanying this press release.

Forward-Looking Statements

Except for the historical information contained in this press release, the matters addressed are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” and similar expressions are intended to identify forward-looking statements. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” included in our most recent annual report on Form 10-K and other risk factors described from time to time in subsequent quarterly reports on Form 10-Q, all of which are available on our website at www.potbelly.com.

# # #

Contact:	Investor Relations
Investors@Potbelly.com
312-428-2950

Potbelly Corporation

Consolidated Statements of Operations and Margin Analysis—Unaudited

(Amounts in thousands, except share and per share data)

	For the 13 Weeks Ended
	March 30, 2014		March 31, 2013
Revenues
Sandwich shop sales, net	$73,523	99.5%	$68,541	99.7%
Franchise royalties and fees	358	0.5%	203	0.3%

Total Revenues	73,881	100.0%	68,744	100.0%

Expenses
Sandwich shop operating expenses
Cost of goods sold, excluding depreciation	21,086	28.5%	19,993	29.1%
Labor and related expenses	21,460	29.0%	19,791	28.8%
Occupancy expenses	9,979	13.5%	8,719	12.7%
Other operating expenses	8,158	11.0%	7,211	10.5%
General and administrative expenses	7,822	10.6%	8,182	11.9%
Depreciation expense	4,717	6.4%	4,380	6.4%
Pre-opening costs	252	0.3%	290	0.4%
Impairment and loss on disposal of property and equipment	848	1.1%	26	0.0%

Total Expenses	74,322	100.6%	68,592	99.8%

(Loss) income from operations	(441)	-0.6%	152	0.2%
Interest expense	42	0.1%	112	0.2%
Other expense	—	0.0%	2	0.0%

(Loss) income before income taxes	(483)	-0.7%	38	0.1%
Income tax (benefit) expense	(191)	-0.3%	16	0.0%

Net (loss) income	(292)	-0.4%	22	0.0%
Net income attributable to non-controlling interest	9	0.0%	4	0.0%

Net (loss) income attributable to Potbelly Corporation	(301)	-0.4%	18	0.0%
Accretion of redeemable convertible preferred stock to maximum redemption value	—	0.0%	(7,396)	-10.8%

Net (loss) attributable to common stockholders	$(301)	-0.4%	$(7,378)	-10.7%

Net (loss) per common share attributable to common stockholders:
Basic	$(0.01)		$(1.74)
Diluted	$(0.01)		$(1.74)
Weighted average common shares outstanding:
Basic	29,150,824		4,238,624
Diluted	29,150,824		4,238,624

Potbelly Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures—Unaudited

(Amounts in thousands, except per share data)

	For the 13 Weeks Ended
	March 30,	March 31,
	2014	2013
Net (loss) income attributable to Potbelly Corporation, as reported	$(301)	$18
One-time costs associated with IPO (1)	—	90
Tax benefit of one-time costs associated with IPO (2)	—	(35)
Impairment and closures (3)	833	26
Tax benefit of impairment and closures (2)	(329)	(10)

Adjusted net income attributable to Potbelly Corporation	$203	$89

Net (loss) income attributable to Potbelly Corporation per share, basic	$(0.01)	$0.00
Net (loss) income attributable to Potbelly Corporation per share, diluted	$(0.01)	$0.00
Adjusted net income attributable to Potbelly Corporation per share, basic	$0.01	$0.02
Adjusted net income attributable to Potbelly Corporation per share, diluted	$0.01	$0.00
Shares used in computing adjusted net income attributable to Potbelly Corporation: (4)
Basic	29,150,824	4,238,624
Diluted	30,816,460	20,720,246

	For the 13 Weeks Ended
	March 30,	March 31,
	2014	2013
Net (loss) income attributable to Potbelly Corporation, as reported	$(301)	$18
Depreciation expense	4,717	4,380
Interest expense	42	112
Income tax (benefit)	(191)	16
Impairment and closures (3)	833	26
Pre-opening costs (5)	252	290
Stock-based compensation (6)	488	708
Public company costs (7)	481	241

Adjusted EBITDA	$6,321	$5,791

Potbelly Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures—Unaudited

(Amounts in thousands)

	For the 13 Weeks Ended
	March 30, 2014	March 31, 2013
(Loss) income from operations	$(441)	$152
Less: Franchise royalties and fees	358	203
General and administrative expenses	7,822	8,182
Depreciation expense	4,717	4,380
Pre-opening costs	252	290
Impairment and loss on disposal of property and equipment	848	26

Shop—level profit [Y]	$12,840	$12,827

Total Revenues	$73,881	$68,744
Less: Franchise royalties and fees	358	203

Sandwich shop sales, net [X]	$73,523	$68,541

Shop—level profit margin [Y÷X]	17.5%	18.7%

	For the 13 Weeks Ended
	March 30, 2014	March 31, 2013
Selected Operating Data
Shop Activity:
Company-operated shops, end of period	305	269
Franchise shops, end of period	25	15
Revenue Data:
Company-operated comparable store sales growth (8)	-2.2%	-0.3%

(1)	Includes one-time costs associated with our IPO, which closed on October 9, 2013. These costs primarily consist of legal and accounting fees.
(2)	The tax benefit is based on the Company’s annual pro-forma effective tax rate of 39.5% for the 13 weeks ended March 30, 2014 and an annual pro-forma effective tax rate of 39.1% for the 13 weeks ended March 31, 2013.
(3)	Includes costs related to impairment of long-lived assets, gain or loss on disposal of property and equipment and shop closure expenses.
(4)	On October 9, 2013, the Company completed its IPO of 8,625,000 shares of common stock at a price of $14.00 per share, which included 1,125,000 shares of common stock issued upon the exercise in full of the underwriters’ option to purchase additional shares. In accordance with ASC 260, Earnings Per Share, the shares used in computing adjusted net income per share attributable to Potbelly Corporation for the 13 weeks ended March 31, 2013, reflect the additional shares resulting from the offering and also assume the conversion of all of the outstanding redeemable convertible preferred stock into common stock upon the closing of the IPO as if such conversion had occurred as of the beginning of the fiscal year.
(5)	Pre-opening costs are expensed as incurred and primarily consist of manager salaries and training, travel, employee payroll, and related training costs incurred prior to the opening of a shop, as well as occupancy costs incurred from the date the Company takes site possession to shop opening.
(6)	The Company accounts for its stock-based employee compensation in accordance with ASC 718, Stock Based Compensation. Stock options granted without performance conditions are recorded in stock-based compensation expense on a straight-line basis over the vesting period based on the grant-date fair value of the option, determined using the Black-Scholes option pricing valuation model.
(7)	Includes one-time costs associated with our public offering as well as on-going public company costs. Both these costs primarily consist of legal and accounting fees.
(8)	Company-operated comparable store sales growth for the 13 weeks ended March 30, 2014 reflects delivery income growth. Delivery income growth is not reflected in the company-operated comparable store sales growth for the 13 weeks ended March 31, 2013.